------
                                     FORM 5
                                     ------


/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                  Sterling Electronic        (     N/A    )    Issuer (Check all applicable)
 Clayton,          Amy              L.            Commerce, Inc.
---------------------------------------------------------------------------------------------      Director        X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
                                                  Person (Voluntary)                            ----        title ---       below)
2049 Brady Creek Circle                                                       12 / 2001                     below)
-------------------------------------------                               -------------------
                 (Street)                      5. If Amendment,
                                                  Date of Original
Sandy,             Utah            84093          (Month/Year)                               7. Individual or Joint/Group Filing
-------------------------------------------                                                      (Check Applicable Line)
(City)           (State)           (ZIP)         -------------------                          X
                                                                                             -- Form Filed by One Reporting Person
                                                                                             -- Form Filed by more than 1 Reporting
                                                                                                Person

------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                             4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01      5/19/01       P 4   1,250,000    A                      1,250,000            D
per share ("Common Stock")       (See Note 1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Note 1. Transaction date reported is the date the Issuer became subject to the reporting requirements of the Securities Exchange Act of 1934 via the effectiveness of its registrations statement on Form 10-SB.


*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

           (Print or Type Responses)           (Bulletin No. 177, 10-15-97)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration         Securities         Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
N/A
------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
N/A
-------------------------------------------------------------------------------------------------------



/s/ Amy L. Clayton                               Feb. 22, 2002
--------------------------------                 ---------------
**Signature of Reporting Person                  Date


----------
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note. File three copies of this Form, one of which must be manually signed.


If space provided is insufficient, see Instruction 6 for procedure.

(Bulletin   No. 177, 10-15-97)